Exhibit 10.1

AMENDMENT
TO
REGIONAL JET SERVICES AGREEMENT

AMENDMENT TO REGIONAL JET SERVICES AGREEMENT (this “Amendment”) dated as of October 7, 2003 by and among MAIR Holdings, Inc., a Minnesota corporation formerly known as Mesaba Holdings, Inc. (“MAIR”), Mesaba Aviation, Inc., a Minnesota corporation (“Mesaba”) and Northwest Airlines, Inc., a Minnesota corporation (“Northwest”).

WITNESSETH:

WHEREAS, MAIR, Mesaba and Northwest have entered into the Regional Jet Services Agreement dated as of the 25th day of October, 1996 (as amended to date, the “Agreement”);

WHEREAS, Northwest has advised MAIR and Mesaba that it is considering serving notice to terminate the Agreement pursuant to the early termination provisions contained in Section 9.04 of the Agreement;

WHEREAS, Mesaba and MAIR have offered to extend the termination notice period under the Agreement;

WHEREAS, Northwest will agree to such extension provided that MAIR and Mesaba agree to the removal of five Avro Regional Jet aircraft from service;

WHEREAS, MAIR, Mesaba and Northwest desire to amend the Agreement for the reasons described above and in the manner set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MAIR, Mesaba and Northwest do hereby agree as follows:

1.             Amendment of Section 9.04.  Section 9.04 of the Agreement is amended to read in its entirety as follows:

“Section 9.04         Early Termination.  Notwithstanding any other provision of this Agreement, Northwest shall have the right to terminate this Agreement and the Subleases as of the seventh anniversary of the effective date of the first lease if Northwest shall have given a termination notice to Mesaba not later than December 15, 2003.”

2.             Removal of Aircraft from Service.  MAIR, Mesaba and Northwest agree that five Aircraft shall be removed from service on dates to be determined by Northwest, commencing on or after December 1, 2003.

3.             Miscellaneous.  All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Agreement.  This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Minnesota.  From and after the date hereof, all references in the Agreement to the Agreement shall be deemed to be references to the Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first set forth above.

MAIR HOLDINGS, INC.

By:	/s/ Paul F. Foley
Paul F. Foley
President and Chief Executive Officer

MESABA AVIATION, INC.

By:	/s/ John G. Spanjers
John G. Spanjers
President and Chief Operating Officer

NORTHWEST AIRLINES, INC.

By:	/s/ Thomas J. Bach
Thomas J. Bach
VP - Market Planning and Airlink